ENDORSEMENT---------------------------------------------------------------------
Extended Maturity Benefit

Extension of Coverage Option-- If you elect this option, coverage under this policy will continue until the Primary Insured's date of death. Election of the Extension of Coverage Option is irrevocable and will be effective only if written notice is received and recorded at our Home Office prior to the Maturity Date. Upon receipt of an effective election of the Extension of Coverage Option, all policy provisions that refer to the Maturity Date are eliminated.

On the Maturity Date shown in the Coverage Description following an effective election of the Extension of Coverage Option:

     1.   the Face Amount will be equal to the Net Cash Surrender Value;

     2.   the death benefit will be set to Option A; and

     3. the units you have in the investment divisions of our SA will be redeemed and transferred to our GID until the Primary Insured's date of death.

     Upon death of the Primary Insured the death benefit will be paid as set forth above.

This endorsement is effective on the Effective Date, unless a different date is shown below.

Date of issue if other than Effective Date:  SAFECO LIFE INSURANCE  COMPANY
                                             /s/R.A. Pierson Sr.
                                             --------------------------
_________________________________            R.A.  Pierson  Sr.  Vice
                                             President and Secretary


L-9750/EP 3/97